EXHIBIT 18.1

                    LETTER RE: CHANGE IN ACCOUNTING PRINCIPLE


August 13, 2002

The ServiceMaster Company
2300 Warrenville Road
Downers Grove, Illinois 60515

Board of Directors:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended June 30, 2002, of the facts relating to your change in accounting for your American Home Shield business. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of The ServiceMaster Company and its consolidated subsidiaries as of any date or for any period. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of The ServiceMaster Company and its consolidated subsidiaries as of any date or for any period.

Yours truly,


Deloitte & Touche LLP








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